Exhibit 24.1

Limited Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that I, Robert C. Mercer, Jr., residing at 1256 Overton Circle, Gallatin, TN 37066, hereby constitute and appoint Martin J. Levine and Jeffrey B. Lown II, and each of them, and having a place of business at Cherry Hill Mortgage Investment Corporation 9the “Company”), 301 Harper Drive, Suite 110, Moorestown, New Jersey 08057 , as my  true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, in my name, place and stead to execute and file with the Securities Exchange Commission those forms required to be so executed and filed by me in my capacity as a director of the Company including Form 3, Form 4, Form 5  and Form 10-K, and any amendments thereto, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof. shall lawfully do by virtue of the powers and authority granted and contemplated hereby.

/s/ Robert C. Mercer, Jr.
Robert C. Mercer, Jr.